Exhibit 99.1

October 29, 2014	For more information contact: Jeffry Keyes Chief Financial Officer 858-726-1600 ir@digirad.com

DIGIRAD DELIVERS LETTER TO PDI, INC. EXPRESSING WILLINGNESS TO ACQUIRE COMPANY AT A PREMIUM TO MARKET FOR A COMBINATION OF CASH AND STOCK OF DIGIRAD

Suwanee, GA. – October 29, 2014 - Digirad Corporation (Nasdaq: DRAD) today announced that it has sent a letter to PDI, Inc. (Nasdaq: PDII), a healthcare commercialization services company, expressing its willingness to acquire the company, through an appropriate acquisition entity by merger or otherwise, for a premium to PDI’s current market price, to be determined after due diligence and discussions with the company.  Digirad anticipates the consideration would be comprised of cash and stock of Digirad at a ratio to be determined at a later date.

“We are pleased to submit this proposal and move quickly to complete a transaction that we believe would provide strategic benefits to both Digirad and PDI as well as their respective employees and customers,” said Mr.  Molchan, President and Chief Executive Officer of Digirad.  “Our proposal would provide PDI stockholders immediate value with cash and the opportunity to participate in the success of a more efficient and diversified combined company through our stock.”

The full text of the letter follows:

October 29, 2014

Via Facsimile and Overnight Courier

Gerald P. Belle
Chairman of the Board
PDI, Inc.
Morris Corporate Center 1, Building A
300 Interpace Parkway
Parsippany, NJ 07054

Dear Mr. Belle:

Digirad Corporation sets forth its willingness to offer to acquire PDI, Inc. (“PDI” or the “Company”), through an appropriate acquisition entity by merger or otherwise, for a premium to PDI’s current market price, to be determined after due diligence and discussions with the Company.  Digirad anticipates the consideration would be comprised of cash and stock of Digirad at a ratio to be determined at a later date.  We believe our proposal represents the best means for stockholders of PDI to maximize the value of their shares by providing them with liquidity at a premium as well as the benefit from any upside in the shares of Digirad.

We propose that the transaction be accomplished through a definitive merger agreement.  Our proposal is conditioned upon satisfactory completion of due diligence typical for a transaction of this type, obtaining all necessary consents and approvals, waiver of any Company anti-takeover provisions,  other customary conditions for a transaction of this type and size and the execution of a definitive agreement.  Our proposal is not based on any financing contingency.  We are prepared to enter into an appropriate confidentiality agreement (without standstill provisions) and commence our due diligence immediately.

Our interest in acquiring PDI is based on publicly available information.  We would expect to submit a proposed purchase price based on our due diligence and our determination of any additional value inherent in PDI based on operating results, synergies or otherwise as a result of our due diligence.  We invite you to share with us any documentation in your possession which you believe reflects additional value in the shares that you believe may not already be known to us.

We stand ready to meet with the Board of Directors and its representatives as soon as possible.  Our proposal may be the last opportunity for stockholders to maximize the value of their shares on an expeditious and cost-effective basis.  We call upon PDI to operate in the ordinary course of business during our discussions.  Given our ability to consummate the transaction without a financing contingency, we expect that the Board will meet with us promptly and seriously consider our proposal.  We intend to evaluate all our options and take appropriate action with respect to PDI should we fail to hear a favorable response from the Board to our proposal.  Please call me at (770) 813-8323 to discuss.

Very truly yours,

DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
Name: Matthew G. Molchan
Title: President and Chief Executive Officer

About Digirad Corporation

Digirad delivers convenient, effective, and efficient diagnostic solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provides cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through its Diagnostic Services business. Digirad also sells medical diagnostic imaging systems, including solid-state gamma cameras, for nuclear cardiology and general nuclear medicine applications, as well as provides service on the products sold through its Diagnostic Imaging business. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company's ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.